Exhibit 99.1

Company Press Release

November 5, 2020	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS THIRD QUARTER 2020 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Dave’s Killer Bread, Wonder, Tastykake, and other bakery foods, today reported financial results for the company’s 12-week third quarter ended October 3, 2020.

Third Quarter Summary:

Compared to the prior year third quarter where applicable

•	Sales increased 2.4% to $989.7 million.

•	Net income increased 2.3% to $44.3 million. Adjusted net income increased 36.3% to $62.4 million.

•	Adjusted EBITDA(1) increased 22.4% to $116.4 million, representing 11.8% of sales, a 200-basis point increase.

•	Diluted EPS increased $0.01 to $0.21. Adjusted diluted EPS(1) increased $0.07 to $0.29.

(1)	Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks:

“Our record third quarter reflects a favorable operating environment for our branded retail business and our continued focus on achieving our strategic priorities,” said Ryals McMullian, Flowers Foods’ president and CEO. “The impact of the COVID-19 pandemic persisted in the third quarter, though at more moderate levels than in the second quarter. Our team continues to perform exceptionally well in this unprecedented environment and I am proud of their resiliency as they continue to serve our markets.”

“We are capitalizing on the increased frequency of in-home eating, which has driven elevated trial of our market-leading products, by executing on our portfolio strategy and supply chain optimization initiatives,” he continued. “We expect the demand environment to continue to moderate, but we believe our focus on product quality, innovation, and marketing will allow us to retain many of these new consumers and drive improved sales growth and margin expansion in support of our long-term growth targets.”

McMullian added, “We remain confident in our ability to deliver at least $20 million of cost savings this year and are working tirelessly to drive even more efficiencies. With our organizational restructuring and portfolio and supply chain optimization initiatives, we are becoming a more branded-focused company, which will ultimately boost our ability to drive shareholder value.”

For the 53-week Fiscal 2020, the Company Expects:

•	Sales in the range of approximately $4.350 billion to $4.370 billion, representing growth of approximately 5.5% to 6.0%.

•	Diluted EPS in the range of approximately $0.65 to $0.70.

•	Adjusted diluted EPS in the range of approximately $1.23 to $1.28, adjusted for items affecting comparability, representing annual growth of approximately 28.1% to 33.3%.

The company’s outlook includes the following assumptions:

•	Portfolio and supply chain optimization benefit in excess of $20 million

•	Depreciation and amortization in the range of $140 million to $145 million

•	Net interest expense of approximately $11 million

•	An effective tax rate of approximately 24.0% to 24.5%

•	Weighted average diluted share count for the year of approximately 212.5 million shares

•	Capital expenditures for the year in the range of $85 million to $95 million

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 12 Weeks Ended
	Oct. 3, 2020	Oct. 5, 2019
Net income per diluted common share	$0.21	$0.20
Restructuring and related impairment charges	0.07	0.01
Project Centennial consulting costs	0.02	—
ERP road mapping consulting costs	0.01	—
Legal settlements	0.01	—
Pension plan settlement gain	(0.03)	—

Adjusted net income per diluted common share	$0.29	$0.22

Certain amounts may not compute due to rounding.

Consolidated Third Quarter Operating Highlights

Compared to the prior year third quarter where applicable

•	Sales increased 2.4% to $989.7 million.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 8.1%, primarily driven by mix

•	Volume: -5.7%

•

Branded retail sales increased $71.2 million or 12.2% to $657.1 million, store branded retail sales decreased $14.4 million or 9.5% to $136.6 million, while non-retail and other sales decreased $33.7 million or 14.7% to $196.0 million.

•	Branded retail sales increased due to the impact of the COVID-19 pandemic, new product introductions, lower promotional activity, and a reduction in product returns.

•	Store branded retail sales decreased primarily due to volume declines as consumer purchasing shifted to branded retail products, partly offset by improved price/mix.

•	Non-retail and other sales declined primarily due to the impact of the pandemic on foodservice customers.

•	Net income increased 2.3% to $44.3 million. Adjusted net income increased 36.3% to $62.4 million.

•	Adjusted EBITDA increased 22.4% to $116.4 million, representing 11.8% of sales, a 200-basis point increase.

•

Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 50.3% of sales, a 240-basis point decrease. These costs were lower as a percentage of sales due to positive shifts in mix from non-retail and store branded retail products to branded retail products. Ingredient and packaging costs declined due to the mix shift and lower product returns.

•

Selling, distribution and administrative (SD&A) expenses were 39.1% of sales, a 160-basis point increase. Excluding matters affecting comparability, adjusted SD&A expenses were 38.0% of sales, a 50-basis point increase. Higher employee incentive costs and an increase in distributor distribution fees due to a shift in product mix were the primary drivers of the increased costs. Partially offsetting the higher costs were lower logistics expenses related to the product mix shift, lower fuel costs, and the benefit of supply chain optimization projects.

•	Depreciation and amortization (D&A) expenses were $32.2 million, or 3.2% of sales, a 20-basis point decrease.

Cash Flow, Capital Allocation, and Capital Return

Year-to-date, through the third quarter of fiscal 2020, cash flow from operating activities increased by $86.3 million to $364.4 million, capital expenditures decreased $2.3 million to $68.3 million, and dividends paid increased $5.1 million to $124.9 million. There were no debt borrowings or repayments in the quarter. Cash and cash equivalents were $325.8 million at quarter-end.

There are 6.2 million shares authorized for repurchase under the company’s current share repurchase plan. The company expects to continue to make opportunistic share repurchases from time to time under this plan.

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, Flowers Foods will post pre-recorded management remarks and a supporting slide presentation to its website. The company will host a live question and answer webcast at 8:30 a.m. (Eastern) on November 6, 2020. The pre-recorded remarks and the webcast can be accessed at flowersfoods.com/investors and will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2019 sales of $4.1 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations and the ultimate impact of the novel strain of coronavirus (COVID-19) pandemic on our business, results of operations and financial condition, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) the ultimate impact of the COVID-19 pandemic and measures taken in response thereto, including, among other things, temporary or ongoing bakery closures, on our business, results of operations and financial condition, which are highly uncertain and are difficult to predict, (b) general economic and business conditions and the competitive conditions in the baked foods industry, including promotional and price competition, (c) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (d) the success of productivity improvements and new product introductions, (e) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (f) fluctuations in commodity pricing, (g) energy and raw material costs and availability and hedging and counterparty risk, (h) our ability to fully integrate recent acquisitions into our business, (i) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value, (j) our ability to successfully implement our business strategies, including those strategies the company has initiated under Project Centennial, which may involve, among other things, the deployment of new systems and technology and an enhanced organizational structure; (k) our ability to integrate recent acquisitions or the acquisition or disposition of assets at presently targeted values, (l) consolidation within the baking industry and related industries, (m) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, (n) increasing legal complexity and legal proceedings that we are or may become subject to, (o) product recalls or safety concerns related to our products, and (p) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems or risks associated with the planned implementation of a new enterprise resource planning system. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other public disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization, free cash flow, and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA earnings before interest, taxes, depreciation and amortization. The company defines free cash flow as operating cash flow minus capital expenditures. The company believes that free cash flow provides investors a better understanding of the company’s liquidity position. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted EPS, adjusted income tax expense, adjusted SD&A, respectively, excluding the impact of asset impairment charges, Project Centennial consulting costs, lease terminations and legal settlements, acquisition-related costs, and pension plan settlements. Adjusted income tax expense also excludes the impact of tax reform. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

The company defines net debt as total debt less cash and cash equivalents. Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	October 3, 2020	December 28, 2019
Assets
Cash and Cash Equivalents	$325,831	$11,044
Other Current Assets	512,521	515,165
Property, Plant & Equipment, net	694,450	717,822
Right-of-Use Leases, net	353,400	399,302
Distributor Notes Receivable (1)	210,352	226,348
Other Assets	20,676	12,644
Cost in Excess of Net Tangible Assets, net	1,268,238	1,295,451

Total Assets	$3,385,468	$3,177,776

Liabilities and Stockholders’ Equity
Current Liabilities	$459,107	$463,431
Long-term Debt (2)	1,009,839	866,508
Right-of-Use Lease Liabilities (3)	372,364	404,503
Other Liabilities	192,672	179,904
Stockholders’ Equity	1,351,486	1,263,430

Total Liabilities and Stockholders’ Equity	$3,385,468	$3,177,776

(1)	Includes current portion of $28,291 and $27,709, respectively.
(2)	Includes current portion of $0 and $3,730, respectively.
(3)	Includes current portion of $57,176 and $60,982, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 3, 2020	October 5, 2019	October 3, 2020	October 5, 2019
Sales	$989,650	$966,561	$3,364,955	$3,206,215
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	497,659	509,056	1,674,565	1,669,749
Selling, distribution and administrative expenses	386,739	362,380	1,305,678	1,197,926
Recovery on inferior ingredients	—	—	—	(413)
Restructuring and related impairment charges	20,100	3,277	30,635	6,042
Depreciation and amortization expense	32,162	33,196	110,005	111,344

Income from operations	52,990	58,652	244,072	221,567
Other pension (benefit) cost	(72)	518	(1)	1,729
Pension plan settlement and curtailment (gain) loss	(7,153)	—	109,054	—
Interest expense, net	2,755	2,334	8,938	8,927

Income before income taxes	57,460	55,800	126,081	210,911
Income tax expense	13,113	12,442	29,587	48,592

Net income	$44,347	$43,358	$96,494	$162,319

Net income per diluted common share	$0.21	$0.20	$0.45	$0.77

Diluted weighted average shares outstanding	212,458	212,014	212,270	211,956

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 3, 2020	October 5, 2019	October 3, 2020	October 5, 2019
Cash flows from operating activities:
Net income	$44,347	$43,358	$96,494	$162,319
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	40,622	42,449	234,135	140,018
Changes in assets and liabilities and pension contributions	3,673	(15,764)	33,807	(24,237)

Net cash provided by operating activities	88,642	70,043	364,436	278,100

Cash flows from investing activities:
Purchase of property, plant and equipment	(21,676)	(23,198)	(68,270)	(70,610)
Proceeds from sale of property, plant and equipment	248	2,005	1,700	2,548
Other	4,620	1,831	13,983	2,956

Net cash disbursed for investing activities	(16,808)	(19,362)	(52,587)	(65,106)

Cash flows from financing activities:
Dividends paid	(42,320)	(40,189)	(124,948)	(119,799)
Payment of contingent consideration	—	—	(4,700)	—
Stock repurchases	—	—	(783)	(7,054)
Net change in debt borrowings	—	(15,750)	142,500	(102,500)
Payments on financing leases	(2,593)	(1,682)	(6,493)	(4,985)
Other	(652)	4,139	(2,638)	3,006

Net cash (disbursed for) provided by financing activities	(45,565)	(53,482)	2,938	(231,332)

Net increase (decrease) in cash and cash equivalents	26,269	(2,801)	314,787	(18,338)
Cash and cash equivalents at beginning of period	299,562	9,769	11,044	25,306

Cash and cash equivalents at end of period	$325,831	$6,968	$325,831	$6,968

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

Sales by Sales Class	For the 12 Week Period Ended	For the 12 Week Period Ended
	October 3, 2020	October 5, 2019	$ Change	% Change
Branded Retail	$657,050	$585,844	$71,206	12.2%
Store Branded Retail	136,639	151,057	(14,418)	-9.5%
Non-Retail and Other	195,961	229,660	(33,699)	-14.7%

Total Sales	$989,650	$966,561	$23,089	2.4%

Sales by Sales Class	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 3, 2020	October 5, 2019	$ Change	% Change
Branded Retail	$2,236,301	$1,928,500	$307,801	16.0%
Store Branded Retail	472,238	505,388	(33,150)	-6.6%
Non-Retail and Other	656,416	772,327	(115,911)	-15.0%

Total Sales	$3,364,955	$3,206,215	$158,740	5.0%

Sales Bridge

For the 12 Week Period Ended October 3, 2020	Volume	Net Price/Mix	Total Sales Change
Flowers Foods	-5.7%	8.1%	2.4%

Sales Bridge

		Net	Total
For the 40 Week Period Ended October 3, 2020	Volume	Price/Mix	Sales Change
Flowers Foods	-2.5%	7.5%	5.0%

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 3, 2020	October 5, 2019	October 3, 2020	October 5, 2019
Net income per diluted common share	$0.21	$0.20	$0.45	$0.77
Recovery on inferior ingredients	—	—	—	NM
Restructuring and related impairment charges	0.07	0.01	0.11	0.02
Project Centennial consulting costs	0.02	—	0.05	—
ERP road mapping consulting costs	0.01	—	0.01	—
Legal settlements (recovery)	0.01	—	0.02	NM
Executive retirement agreement	—	—	—	NM
Canyon acquisition costs	—	—	—	NM
Pension plan settlement and curtailment (gain) loss	(0.03)	—	0.39	—
Other pension plan termination costs	—	—	NM	—

Adjusted net income per diluted common share	$0.29	$0.22	$1.03	$0.78

NM - not meaningful.
Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 3, 2020	October 5, 2019	October 3, 2020	October 5, 2019
Sales	$989,650	$966,561	$3,364,955	$3,206,215
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	497,659	509,056	1,674,565	1,669,749

Gross Margin excluding depreciation and amortization	491,991	457,505	1,690,390	1,536,466
Less depreciation and amortization for production activities	17,443	18,454	59,814	62,022

Gross Margin	$474,548	$439,051	$1,630,576	$1,474,444

Depreciation and amortization for production activities	$17,443	$18,454	$59,814	$62,022
Depreciation and amortization for selling, distribution and administrative activities	14,719	14,742	50,191	49,322

Total depreciation and amortization	$32,162	$33,196	$110,005	$111,344

	Reconciliation of Selling, Distribution and Administrative Expenses to Adjusted SD&A
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 3, 2020	October 5, 2019	October 3, 2020	October 5, 2019
Selling, distribution and administrative expenses (SD&A)	$386,739	$362,380	$1,305,678	$1,197,926
Project Centennial consulting costs	(5,068)	—	(14,044)	—
ERP road mapping consulting costs	(3,079)	—	(3,079)	—
Legal (settlements) recovery	(3,011)	—	(6,231)	1,136
Executive retirement agreement	—	—	—	(763)
Canyon acquisition costs	—	—	—	(22)
Other pension plan termination costs	—	—	(133)	—

Adjusted SD&A	$375,581	$362,380	$1,282,191	$1,198,277

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 3, 2020	October 5, 2019	October 3, 2020	October 5, 2019
Net income	$44,347	$43,358	$96,494	$162,319
Income tax expense	13,113	12,442	29,587	48,592
Interest expense, net	2,755	2,334	8,938	8,927
Depreciation and amortization	32,162	33,196	110,005	111,344

EBITDA	92,377	91,330	245,024	331,182
Other pension (benefit) cost	(72)	518	(1)	1,729
Pension plan settlement and curtailment (gain) loss	(7,153)	—	109,054	—
Other pension plan termination costs	—	—	133	—
Recovery on inferior ingredients	—	—	—	(413)
Restructuring and related impairment charges	20,100	3,277	30,635	6,042
Project Centennial consulting costs	5,068	—	14,044	—
ERP road mapping consulting costs	3,079	—	3,079	—
Legal settlements (recovery)	3,011	—	6,231	(1,136)
Executive retirement agreement	—	—	—	763
Canyon acquisition costs	—	—	—	22

Adjusted EBITDA	$116,410	$95,125	$408,199	$338,189

Sales	$989,650	$966,561	$3,364,955	$3,206,215
Adjusted EBITDA margin	11.8%	9.8%	12.1%	10.5%

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 3, 2020		October 5, 2019	October 3, 2020	October 5, 2019
Income tax expense	$13,113		$12,442	$29,587	$48,592
Tax impact of:
Recovery on inferior ingredients	—		—	—	(104)
Restructuring and related impairment charges	5,025		828	7,659	1,526
Project Centennial consulting costs	1,267		—	3,511	—
ERP road mapping consulting costs	770		—	770	—
Legal settlements (recovery)	753		—	1,558	(287)
Executive retirement agreement	—		—	—	193
Canyon acquisition costs	—		—	—	6
Pension plan settlement and curtailment (gain) loss	(1,788)		—	27,264	—
Other pension plan termination costs	—		—	33	—

Adjusted income tax expense	$19,140		$13,270	$70,382	$49,926

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 3, 2020		October 5, 2019	October 3, 2020	October 5, 2019
Net income	$44,347		$43,358	$96,494	$162,319
Recovery on inferior ingredients	—		—	—	(309)
Restructuring and related impairment charges	15,075		2,449	22,976	4,516
Project Centennial consulting costs	3,801		—	10,533	—
ERP road mapping consulting costs	2,309		—	2,309	—
Legal settlements (recovery)	2,258		—	4,673	(849)
Executive retirement agreement	—		—	—	570
Canyon acquisition costs	—		—	—	16
Pension plan settlement and curtailment (gain) loss	(5,365)		—	81,790	—
Other pension plan termination costs	—		—	100	—

Adjusted net income	$62,425		$45,807	$218,875	$166,263

	Reconciliation of Earnings per Share - Full Year Fiscal 2020 Guidance
	Range Estimate
Net income per diluted common share	$0.65	to	$0.70
Restructuring and related impairment charges	0.11		0.11
Project Centennial consulting costs	0.05		0.05
ERP road mapping consulting costs	0.01		0.01
Legal settlements	0.02		0.02
Pension plan settlement and curtailment loss	0.39		0.39
Other pension plan termination costs	NM		NM

Adjusted net income per diluted common share	$1.23	to	$1.28

Certain amounts may not add due to rounding.